                                                                 Exhibit 10.5


                            LIMELIGHT NETWORKS, INC.

                         MATT HALE EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of November 22, 2006 (the "Signing Date"), by and between Limelight Networks, Inc. (the "Company") and Matt Hale ("Executive").

     1. Duties and Scope of Employment.

          (a) Positions and Duties. No later than December 1, 2006 (the "Effective Date"), Executive will commence service as the Company's Chief Financial Officer. Executive will report to the Company's Board of Directors (the "Board"), the date on which Executive actually commences such service as the Company's Chief Financial Officer shall be the "Effective Date." As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term." In the event that Executive fails (i) to tender his resignation with his current employer by 11:59 pm Pacific Daylight Time on November 29, 2006, (ii) to begin at least half-time employment with the Company by December 1, 2006, or (iii) to begin full-time employment with the Company within sixty (60) days following the Effective Date, this Agreement and any options granted pursuant to the terms hereof shall be null and void upon the date of such failure.

          (b) Obligations. During the Employment Term, Executive, except as provided in this Agreement, will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's written corporate guidance and ethics guidelines, conflict of interests policies and code of conduct as the Company may adopt from time to time. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive's obligations to Company.

               (i) Executive hereby represents, warrants and covenants to the Company that as of the Effective Time, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive's entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Signing Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.

          (c) Other Entities. Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will mean any entity controlled by, controlling, or under common control of the Company.

     2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

     3. Compensation.

          (a) Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $225,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). Executive's Base Salary will be subject to annual review (subject to the provisions of Section 11(e)(iii) of this Agreement). Notwithstanding the foregoing, Executive's annual salary shall be increased to $275,000 effective upon the closing of an initial public offering of the Company's Common Stock. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to the usual, required withholdings.

          (b) Annual Bonus. Commencing with the Effective Date, the Company will pay Executive an annual bonus of $50,000 (the "Annual Bonus"). The Annual Bonus will be paid periodically in accordance with the Company's normal payroll practices and will be subject to the usual, required withholdings. Notwithstanding the foregoing, Executive's Annual Bonus shall terminate effective upon the closing of an initial public offering of the Company's Common Stock.

          (c) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the "Committee"). During calendar year 2007, Executive's target annual incentive ("Target Annual Incentive") will be $50,000. During calendar year 2007, the Target Annual Incentive shall be adjusted upward in an amount equal to any portion of the Annual Bonus that the Company has not paid to Executive. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee with the input of Executive are achieved.

          (d) Management Carve-Out. Executive shall be entitled to participate in the Company's 2006 Sale Participation Program. On the 90th day after the Signing Date, Executive will receive 25,000 Participating Units, which shall entitle Executive to certain rights under the 2006 Sale Participation Program. Notwithstanding the foregoing, in a Change of Control transaction in which the Series B Preferred Stock of the Company does not convert into common stock of the Company, it is the intent of the parties that the total amount that Executive would receive in such transaction, based on Executive's equity ownership (both stock and options) and interest in the 2006 Sale Participation Program, shall not exceed $2,300,000 and Executive shall be deemed to have returned such number of Participating Units (up to all of such Units) as to limit the amount Executive would receive from all such equity interests and Participating Units to such $2,300,000 amount. For purposes of determining the amount Executive would receive in connection with such Change of Control transaction, all options granted and stock issued to executive shall be deemed to be fully vested and not subject to any rights of first refusal irrespective of the actual treatment of such options and restricted stock pursuant to paragraphs 3 and 8 of this Agreement.

          (e) Acquisition Bonus. If on or prior to the 90th day following the Signing Date, the Company enters into a definitive agreement that contemplates a transaction or series of related transactions that, upon closing of such transaction or transactions, would constitute a Change of Control (as defined below), the Company shall pay Executive a bonus of $1,500,000 (the "Acquisition Bonus"). The parties hereto agree that such payment of the Acquisition Bonus shall be the only payment based upon equity ownership, options granted or Participation Units held by Executive. For the avoidance of doubt, upon the closing of such Change of Control, (i) the Initial Grant shall be deemed to be surrendered by Executive, (ii) the $10.00 Option shall terminate, and (iii) the Participation Units shall be deemed to be surrendered by Executive.

          (f) Equity Awards.

               (i) On the Effective Date, Executive will be granted 230,000 shares of restricted Common Stock of the Company (the "Initial Grant"). The Initial Grant will be granted under and subject to the terms, definitions and provisions of the Company's Amended and Restated 2003 Incentive Compensation Plan (the "Plan"). One-fourth (1/4th) of the total number of shares of Common Stock subject to the Initial Grant shall vest and become exercisable on the one
(1) year anniversary of the Effective Date, and an additional one forty-eighth (l/48th) of the total number of shares of Common Stock subject to the Initial Grant shall vest and become exercisable on the same day as the Effective Date of each calendar month thereafter, provided that the Continuous Service (as such term is defined in the Plan) of the Executive continues through and on such date. Except as provided in this Agreement, the Initial Grant will be subject to the Company's standard terms and conditions under the Plan.

               (ii) On the Effective Date, the Company will also issue to Executive an option to purchase 70,000 shares of Common Stock at a per share exercise price equal to $10.00 per share (the "$10.00 Option"). The $10.00 Option will be granted under and subject to the terms, definitions and provisions of the Plan. One-fourth (1/4th) of the total number of shares of Common Stock subject to the $10.00 Option shall vest and become exercisable on the one (1) year anniversary of the Effective Date, and an additional one forty-eighth (1/48th) of the total number of shares of Common Stock subject to the $10.00 Option shall vest and become exercisable on the same day as the Effective Date of each calendar month thereafter, provided that the Continuous Service (as such term is defined in the Plan) of the Executive continues through and on such date. Except as provided in this Agreement, the $10.00 Option will be subject to the Company's standard terms and conditions for options granted under the Plan.

               (iii) In the event that the Company consummates a Change of Control transaction, 50% (subject to the following sentence) of Executive's then outstanding unvested equity awards will vest. Notwithstanding the previous sentence to the contrary, if the Acquisition Bonus pursuant to paragraph 3(e) shall become due and payable, then no acceleration of vesting shall occur pursuant to this paragraph 3(f)(iii).

     4. Employee Benefits.

          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

          (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, but with vacation accrual of not less than four (4) weeks per year.

     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. In addition, the Company shall reimburse Executive for up to $2,500 for his expenses in engaging legal counsel to review this Agreement on his behalf. The Company will also reimburse Executive for expenses actually incurred in renting an apartment in the Phoenix area, which expenses shall not exceed $2,000 per month, for a period not to exceed one hundred and eighty (180) days following the Effective Date, and such reimbursement shall not be deemed to be included in the Relocation Amount (defined below). The Company will also reimburse Executive for reasonable expenses actually incurred in the lease of an automobile and periodic travel between the Phoenix area and Atlanta for a period not to exceed one hundred and eighty (180) days following the Effective Date, and such reimbursement shall not be deemed to be included in the Relocation Amount (defined below).

     6. Moving and Relocation Related Expenses. Executive will be entitled to a cash reimbursement to cover Executive's reasonable moving and relocation related expenses actually incurred in an amount which shall be grossed up to account for taxes incurred by Executive on such cash reimbursement (the "RELOCATION AMOUNT"), provided that in no circumstance shall the Relocation Amount exceed $140,000 in the aggregate, to be paid as the Relocation Amount is incurred, in accordance with the Company's normal payroll practices and subject to the usual, required withholding. For the avoidance of doubt, real estate commissions paid in connection with the sale of Executive's house in the Atlanta metro area shall be deemed relocation expenses and subject to reimbursement. In the event Executive's services to the Company terminate for any reason on or prior to the six (6) month anniversary of the Effective Date, Executive will return to the Company one hundred percent (100%) of the Relocation Amount; provided, however, that if Executive's services to the Company are (a) terminated by the Company without Cause (as defined below), (b) terminated by Executive for Good Reason (as defined below), (c) terminated due to Executive's death or disability, on or prior to the six (6) month anniversary of the Effective Date or

(c) terminated after a Change of Control, Executive shall not be required to return any portion of the Relocation Amount.

     7. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid Annual Bonus accrued up to the effective date of termination; (c) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (d) pay for accrued but unused vacation; (e) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (f) unreimbursed business expenses required to be reimbursed to Executive; and (g) rights to indemnification Executive may have under the Company's Certificate of Incorporation, Bylaws, this Agreement, and/or separate indemnification agreement, as applicable. In the event Executive's employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding stock options for at least twenty-four (24) months after the later of such termination of employment or the date upon which Executive ceases to provide any other services to the Company or any of its affiliates, whether as a director, independent contractor or otherwise, but in no event later than the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement. For purposes of clarity, the term "expiration date" shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.

     8. Severance.

          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Executive's Base Salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (ii) continued payment of Executive's Annual Bonus (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (iii) the current year's Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year's Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amounts to be paid at the same time as similar bonus payments are made to the Company's other executive officers, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA")), or (B) the date upon which Executive and Executive's eligible dependents become covered under similar plans.

          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Executive's Base Salary for the year in which the termination occurs (subject to applicable tax withholdings), for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (ii) continued payment of Executive's Annual Bonus for the year in which the termination occurs (subject to applicable tax withholdings), for twelve (12) months, such amounts to be paid in accordance with the Company's normal payroll policies; (iii) the payment in an amount equal to 100% of Executive's Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amounts to be paid in accordance with the Company's normal payroll policies over the course of twelve (12) months; (iv) 100% (subject to the following sentence) of Executive's then outstanding unvested equity awards will vest, and (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive's eligible dependents become covered under similar plans. Notwithstanding the previous sentence to the contrary, if the Acquisition Bonus pursuant to paragraph 3(e) shall become due and payable, then no acceleration of vesting shall occur pursuant to this paragraph 8(b).

          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive's employment is terminated voluntarily (excluding a termination for Good Reason), is terminated for Cause by the Company, then, except as provided in Section 3(f)(i) or Section 7, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company's then established plans. In the event that Executive's employment is terminated due to death or Disability, twenty-five percent (25%) of Executive's then unvested options shall vest.

     9. Conditions to Receipt of Severance: No Duty to Mitigate.

          (a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance or other benefits pursuant to
Section 8 will be paid or provided until the separation agreement and release agreement becomes effective.

          (b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive agreeing that during the Employment Term and for twenty-four (24) months thereafter, Executive will not (i) solicit any employee of the Company (other than Executive's personal assistant) for employment other than at the Company, or
(ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. If Executive violates this Section 9(b), the Company's sole form of recourse will be to terminate any future payments or benefits owed to Executive pursuant to Section 8 of this Agreement. Executive's passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 9(b). Public solicitation, such as by taking out ads in a newspaper, advertising on the web and the like, not specifically aimed at employees of the Company, will not constitute a breach of this Section 9(b).

          (c) Nondisparagement. During the Employment Term and Continuance Period, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

          (d) Other Requirements. Executive's receipt of continued severance payments pursuant to Section 8 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 9.

          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

     10. Excise Tax. In the event that the benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's severance benefits payable under the terms of this Agreement will be, at Executive's option, either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, WHICHEVER OF THE FOREGOING AMOUNTS, TAKING INTO ACCOUNT THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAXES AND THE EXCISE TAX, RESULTS IN THE RECEIPT BY EXECUTIVE ON AN AFTER-TAX BASIS, OF THE GREATEST AMOUNT OF SEVERANCE BENEFITS.

     11. Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" will mean:

               (i) Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations under this Agreement or otherwise relating to the business of Company;

               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

               (iii) Executive's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;

               (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company's reputation or business;

               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

               (vi) Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute "Cause";

               (vii) Executive's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive's loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive's employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive's employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible);

               (viii) Executive's failure to relocate to the Phoenix area within nine (9) months of the Effective Date.

          (b) Change of Control. For purposes of this Agreement, "Change of Control" will mean the occurrence of any of the following events:

               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iii) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs and its related funds and entities, becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities.

          (c) Continuance Period. For purposes of this Agreement, "Continuance Period" will mean the period of time beginning on the date of the termination of Executive's employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 8.

          (d) Disability. For purposes of this Agreement, "Disability" will mean Executive's absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive's mental or physical illness or injury.

          (e) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

               (i) An adverse change in Executive's title or reporting relationship, or a significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position, or responsibilities in effect immediately prior to such reduction;

               (ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute "Good Reason";

               (iii) A reduction in Executive's Base Salary, Annual Bonus or Target Annual Incentive as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary, Annual Bonus or Target Annual Incentive by a percentage reduction of 10% or less in the aggregate will not constitute "Good Reason";

               (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from the location of the Company's executive offices as of the Effective Date;

               (v) Any material breach by the Company of any material contractual obligation owed Executive which breach is not remedied within thirty
(30) days of written notice; or

               (vi) The failure of the Company to obtain the assumption of this Agreement by a successor.

          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with the Company is "in Connection with a Change of

Control" if Executive's employment is terminated within three (3) months prior the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control.

     12. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

     13. Confidential Information. Executive will execute the form of Employment, Confidential Information and Invention Assignment Agreement, appended hereto as Exhibit A (the "Confidential Information Agreement"). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.

     14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void. This Section 14 will in no way prevent Executive from transferring any vested property he owns.

     15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     2220 W 14th Street
     Tempe, Arizona 85281

     If to Executive:

     at the last residential address known by the Company.

     16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

     17. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association ("AAA") in Phoenix, Arizona, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement and the Confidential Information Agreement.

     18. Integration. This Agreement, together with the Confidential information Agreement and the forms of equity award agreements that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto, In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive's hire, the terms in this Agreement will prevail.

     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     20. Survival. The Confidential Information Agreement and the Company's and Executive's responsibilities under Sections 7, 8, 9 and 12 will survive the termination of this Agreement.

     21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     23. Governing Law. This Agreement will be governed by the laws of the state of Arizona without regard to its conflict of laws provisions.

     24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     25. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax related to a payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive's termination or separation from service (as defined pursuant to said Section 409A), the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination or separation from service, as the case may be. All subsequent payments, if any, will be payable as provided in this Agreement. The Company and Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

     26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

LIMELIGHT NETWORKS, INC.


/s/ Jeff Lunsford                       Date: 11-22-, 2006
-------------------------------------
Jeff Lunsford, Chief Executive Officer

EXECUTIVE:


/s/ Matt Hale                           Date: 11-22, 2006
-------------------------------------
Matt Hale

                  [SIGNATURE PAGE TO HALE EMPLOYMENT AGREEMENT]